Power Telecom Limited
Balance Sheet As At 7/31/2008	31/07/2008	31/07/2007
ASSETS	($HK)	($HK)

Current Assets
Hang Seng S/A 275-2-079497	349.00	349.00
Hang Seng C/A 024-395-000458-001	12,334.57	96.00
Total Cash	12,683.57	445.00
Accounts Receivable	20,000.00	0.00
Total Receivable	20,000.00	0.00
Total Current Assets	32,683.57	445.00

Inventory Assets
Total Inventory Assets	0.00	0.00

Fixed Assets
Net - Computer Hardware	0.00	0.00
Net - Furniture & Equipment	0.00	0.00
Total Fixed Assets	0.00	0.00

Other Assets
Total Other Assets	0.00	0.00

TOTAL ASSETS	32,683.57	445.00

LIABILITIES

Current Liabilities
Accounts Payable	522,950.20	0.00
Accrued charges	64,000.00	57,000.00
Total Current liabilities	586,950.20	57,000.00

Long Term liabilities
C/A Samuel Kam	123,105.00	210,930.00
C/A Marina Ma	20,000.00	132,175.00
C/A Powernet Co Ltd	1,267,644.00	1,267,644.00
C/A Powernetix Ltd	524,852.80	-22,360.00
C/A Biotonus Clinique Bon Port	11,000.00	11,000.00
Total Long Term liabilities	1,946,601.80	1,599,389.00

TOTAL LIABILITIES	2,533,552.00	1,656,389.00
EQUITY

Owners Equity
Common Shares	10,000.00	10,000.00
Capital Contribution Reserve	2,145,000.00	0.00
Retained Earnings - Previous Year	(4,131,365.00)	-1,656,604.00
Current Earnings	(524,503.43)	-9,340.00
Total Owners Equity	(2,500,868.43)	-1,655,944.00

TOTAL EQUITY	(2,500,868.43)	-1,655,944.00
LIABILITIES AND EQUITY	32,683.57	445.00

Power Telecom Limited
Income Statement 7/31/2008 vs 7/31/2007	31/07/2008	31/07/2007
REVENUE	($HK)	($HK)

Sale Revenue
Advertising Income	20,000.00	0.00
Net Sales	0.00	0.00

Other Revenue
Total Other Revenue	0.00	0.00

TOTAL REVENUE	20,000.00	0.00
EXPENSE

Cost of Goods Sold
Net Purchases	0.00	0.00
Total Cost of Goods Sold	0.00	0.00

Payroll Expenses
Total Payroll Expense	0.00	0.00

General & Administrative Expenses
Business Registration Fees	0.00	2,600.00
Company Secretarial Fees	5,240.00	1,740.00
Audit Fees	500.00	5,000.00
Marketing and Advertising	20,000.00	0.00
Interest & Bank Charges	100.00	0.00
Exchange Difference	1,453.23	0.00
Operating Expenses	517,210.02
Total General & Admin. Expenses	544,503.25	9,340.00

TOTAL EXPENSE	544,503.25	9,340.00
NET INCOME	(524,503.25)	-9,340.00